UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2005

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

9640 Towne Centre Drive
San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 28, 2005, the Board of Directors of Discovery Partners International, Inc. (“DPI”) finalized and adopted substantially all of the elements of a cost reduction plan to preserve DPI’s ability to carry out both synthetic and medicinal chemistry projects. The plan addresses the need to close facilities and reduce headcount in response to DPI’s expectation of a reduced need for combinatorial chemistry and library synthesis capacity resulting from the impending expiration of the current contract and the termination of its discussions regarding a new contract with Pfizer Inc. (“Pfizer”). In connection with these actions, DPI also determined that it would take charges relating to the impairment of certain assets and lease obligations.

The plan includes:

•                  The closure of all but the compound management operations of the South San Francisco facility;

•                  A total reduction in headcount of approximately 56 employees domestically located; and

•                  Consolidation of the chemistry platform into the existing San Diego facility.

The long-lived assets determined to be impaired relate to excess equipment as a result of the closure of the facility. In addition, management has decided to discontinue the commercialization of the micro Array Compound Screening (uARCS) technology. The majority of the employee terminations included in the plan are expected to be completed in the first quarter of 2006. Activities to relocate production equipment and consolidate operations in the San Diego facility will begin in the fourth quarter of 2005.

Although some specific elements of the plan are still being evaluated, DPI estimates that the final plan will produce annualized cash expense savings of approximately $4.5 million, including $3.2 million of personnel cost savings and $1.3 million of facilities cost savings; management estimates that $3.8 million of savings, including $2.8 million of personnel cost savings and $1.0 million of facilities cost savings, will be achieved in 2006. DPI also anticipates that cash expenditures of up to $5.1 million will be required to implement these plans.

DPI estimates that aggregate expenses and charges of approximately $10.0 million will be incurred as follows:

	Cash	Non-cash	Total
	(dollars in millions)
Employee termination and relocation expenses	$1.5	$—	$1.5
Long-lived asset impairment charges	—	4.9	4.9
Facilities cost	3.6	—	3.6
Total	$5.1	$4.9	$10.0

Substantially all of the total one-time charges of $10.0 million are expected to be incurred during the fourth quarter of 2005 and the first half of 2006.

The foregoing are estimates only; they may be further refined or changed by DPI depending upon subsequent developments or additional analysis. In the event of a material change in the estimated total costs, or a material portion thereof, DPI will amend this report. Estimates of expenses, cost savings and capital expenditures are forward looking statements; the actual cost savings (if any) achieved may be less, and expenses and expenditures incurred may be more. The actual amounts will depend upon, among other things: final decisions on specific elements of the plan; DPI’s ability to successfully implement elements of the plan; the timing of implementation of various plan elements; the absence or occurrence of unexpected costs; negotiations with other parties on certain items; general economic conditions; and many other factors, some of which will be outside of DPI’s control.

Item 2.06 Material Impairments.

The actions taken by DPI include a determination to recognize charges totaling $4.9 million for the impairment of certain long-lived assets. These charges relate to the discontinuation of the commercialization of uARCS, the mothballing of certain fixed assets and the costs associated with long-term leases. Please refer to the discussion in Item 2.05 hereof, which is incorporated herein by reference.

Item 8.01  Other Events.

On November 29, 2005, DPI issued a press release announcing that DPI had terminated discussions with Pfizer around a new collaboration that would have involved the continued provision by DPI of pharmaceutically relevant chemical compounds and hit follow-up libraries for Pfizer’s exclusive use and announcing the consolidation of DPI’s chemistry operations. The full text of that press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

Item No.	Description

99.1	Press Release of the Company dated November 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: December 2, 2005	By:	/s/ Craig Kussman
	Name:	Craig Kussman
	Title:	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of the Company dated November 29, 2005